Exhibit 99.1

HUDSON TECHNOLOGIES APPLAUDS adoption of Omnibus/COVID-19 Relief which INCLUDes THE PHASEDOWN OF HFC PRODUCTION pearl river, ny – DECember 29, 2020 – Hudson Technologies, Inc. (NASDAQ: HDSN), a leading provider of innovative and sustainable solutions for optimizing performance and improving efficiency of commercial and industrial chiller plants and refrigeration systems, commented today on the Omnibus/Covid-19 law passed by Congress, and signed by the President. The law includes language in Section 103, Division S that would require the phasedown of virgin production of hydrofluorocarbons (HFCs), while increasing opportunities for reclamation of HFCs.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented, “We are very pleased with the Omnibus/Covid-19 Relief package, which includes the phasedown of virgin production of HFC refrigerants. We believe this law will go a long way to help the country continue its efforts to reduce greenhouse gas emissions and global warming potential, while growing the reclamation opportunity for our industry.

“Hudson’s founder, Kevin J. Zugibe, PE, built our Company around his vision to promote sustainability and a circular economy in the refrigerant industry. As such, one of the cornerstones of Hudson’s operations is the reclamation of refrigerant and the complementary services we offer to support reclamation and system optimization. Our industry, along with many NGOs, has been working diligently to assist the Federal government’s development of a program for the orderly phasedown of virgin HFC production and use.  Similar to the previous phaseout directed at ozone depleting substances (“ODS”), such as R-22, this legislation will commence the EPA’s path to begin rulemaking to accomplish the goals of an HFC phasedown.  An important difference between this legislation versus the ODS phaseout is that when the EPA and refrigerant industry embarked on that phasedown to the eventual phaseout of virgin supply of ODS, the reclamation industry was in its infancy. Today, the reclamation industry is established and strong, with Hudson representing approximately 35% of all refrigerant reclamation activity in the U.S. Reclamation is a key component of the orderly phaseout of refrigerants and the new law is designed to assist the EPA to promote the growth of reclamation during the anticipated HFC phasedown.  We view this legislation as a victory at the close of a difficult year. We are excited about Hudson’s future reclamation opportunities related to HFCs, and remain focused on advancing Kevin’s goals and principles.”

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2019 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com